Exhibit 10.2

March 14, 2013

Kevin T. Cottingim

410 Lovett Blvd.

Houston, TX 77006

Dear Kevin:

This letter will serve as the understanding and agreement (“Agreement”) among Ignite Restaurant Group, Inc. (the “Company”), JCS Holdings, LLC (“JCS”) and their respective parents, subsidiaries, and affiliated companies (collectively, the “Company Group”), on the one hand, and you, on the other hand, with respect to your current employment with the Company changes in your position and conversion to a Consultant Employee position with the Company. This Agreement will not become effective or enforceable until the eighth (8th) day after you have executed this Agreement without having revoked it (the “Effective Date”). In the event you revoke this Agreement prior to the Effective Date, this Agreement will have no force or effect.

DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in (i) the Unit Grant and Joinder Agreement, between JCS Holdings, LLC and Kevin T. Cottingim, dated December 17, 2008, as amended (the “Unit Grant Agreement”) or (ii) the Third Amended and Restated Limited Liability Company Agreement of JCS Holdings, LLC, as amended (the “JCS Agreement”).

SEPARATION PLAN: You and the Company have discussed your desire to resign your position as Senior Vice President and Chief Administrative Officer (“Current Position”) with the Company. In consideration of your contributions to the Company, the Company has offered a Separation Plan to you and you have agreed to this Separation Plan. This Separation Plan consists of the following: (1) the Company shall continue to employ you on the terms and conditions set forth in this Agreement through March 31, 2014 (the “Separation Date”), unless your employment is sooner terminated in accordance with this Agreement; (2) you will continue in your Current Position until March 31, 2013; (3) after that time you will resign your Current Position (and tender any necessary resignations as may be required) and effective April 1, 2013, you will assume the position of Consultant Employee under the terms and conditions set forth herein; and (4) you will continue to work in the Consultant Employee position until March 31, 2014, at which time your employment with the Company will end.

CONSULTANT EMPLOYEE POSITION: Following your resignation from your current position with the Company, you agree to work with Company as a Consultant from April1, 2013, through March 31, 2014 for the hours identified herein, (the “Consulting Period”). The Consulting Period will be divided in to two periods of service: (1) First Period. Up to 30 hours of weekly consulting services to be provided from April 1, 2013 through July 31, 2013, and (2) Second Period. Up to 10 hours of weekly consulting services to be provided from August 1, 2013 through March 31, 2014. You will continue to be an employee of

9900 WESTPARK DRIVE SUITE 300 • HOUSTON, TEXAS 77063

WWW.IGNITERESTAURANTGROUP.COM

the Company during the Consulting Period. Your work as a Consultant Employee shall be in accordance with the provisions of this Section:

a.              Description of Consulting Services:

(1) First Period: Up to 30 Hours of Weekly Consulting Services. From April 1, 2013, until July 31, 2013, you will conduct business and perform duties for Company pursuant to agreed-upon assignments from Michael J. Dixon, or his designee, for up to 30 hours a week. These assignments will be in keeping with the duties and responsibilities that you performed in your Current Position up until March 31, 2013. During this First Period of Consulting Services you shall be prepared to, and be available to, render your regular duties, as requested, for up to 30 hours a week.

(2) Second Period: Up to 10 Hours of Weekly Consulting Services. From August 1, 2013, until March 31, 2014, you will conduct business and perform duties for Company pursuant to agreed- upon assignments from Michael J. Dixon, or his designee, for up to 10 hours a week. These assignments will be in keeping with the duties and responsibilities that you performed in your Current Position. During this Second Period of Consulting Services you shall be prepared to, and be available to, render your regular duties, as requested, for up to 10 hours a week.

The particular amount of time you may spend in providing Consulting Services may vary from day to day or week to week, but you are to use your best efforts to be prepared and available at such times as reasonably may be requested by Company. You agree to make yourself available for up to the hours noted above during the Consulting Period. You are to ensure that you do not work any hours in excess of the designated hours in the specific Consulting Period. The Company shall have no responsibility to monitor the number of hours worked and does not authorize any hours beyond those noted above. The Company agrees to provide you with reasonable notice of all requests for Consulting Services.

b.              The parties agree that the Consulting Services rendered by you in fulfillment of the terms and obligations of this Agreement shall be as an employee of the Company.

COMPENSATION AND BENEFITS IN YOUR CURRENT POSITION. For the remainder of your employment period in your Current Position, the Company will continue to pay you your current base salary, less applicable taxes and withholdings, payable on a regular basis in accordance with the Company’s regular payroll practices. In addition, you may continue to participate in the Company’s group health and dental plan and other Company-sponsored benefit programs in which you were participating as of the date of this letter, subject to the terms and conditions of the applicable plans.

COMPENSATION AND BENEFITS AS A CONSULTANT EMPLOYEE DURING THE FIRST PERIOD OF CONSULTING SERVICES. In consideration for your execution of this Agreement, including the General Release contained herein (General Release 1), during the First Period of Consulting Services and while you are working as a Consultant Employee, the Company will provide you with Severance Payments, less applicable taxes and withholdings, payable on a regular basis in accordance with the Company’s regular payroll practices. Such Severance Payments shall be in the total amount of $76,333.32 and will be paid to you as compensation for the work you perform for the Company during the First Period of Consulting

Services. In addition, during the First Period, you may continue to participate in the Company’s group health and dental plans and disability plans, subject to the terms and conditions of the applicable plans. Payments under this Section shall not begin until the eighth day after you execute this Agreement, assuming non-revocation.

COMPENSATION AND BENEFITS AS A CONSULTANT EMPLOYEE DURING THE SECOND PERIOD OF CONSULTING SERVICES. Subject to and in consideration for your execution of the GENERAL RELEASE II on or after August 1, 2013, which is attached to this Agreement as Exhibit A, during the Second Period of Consulting Services and while you are working as a Consultant Employee, the Company will provide you with Severance Payments, less applicable taxes and withholdings, payable on a regular basis in accordance with the Company’s regular payroll practices. Such Severance Payments shall be in the total amount of $152,666.64 and will be paid to you as compensation for the work you perform for the Company during the Second Period of Consulting Services. In addition, during the Second Period, you may continue to participate in the Company’s group health and dental plans and disability plans, subject to the terms and conditions of the applicable plans. Payments under this Section shall not begin until the eighth day after you execute the GENERAL RELEASE II, assuming non-revocation. As noted elsewhere in this Agreement, at the time of your execution of General Release II, and as additional consideration for same, the Company will execute the Separation Release in the form attached as Exhibit C to this Agreement. As noted elsewhere herein, any Severance Payments set forth in this paragraph may be reduced, as applicable, by your receipt of any disability benefit payments during the Second Period.

FINAL SEVERANCE PAYMENT. Following March 31, 2014, and subject to and in consideration for your execution of the GENERAL RELEASE Ill on or after April 1, 2014, which is attached to this Agreement as Exhibit B, the Company will provide you with a Final Severance Payment, less applicable taxes and withholdings, in the total sum of $1,000.00. As noted elsewhere in this Agreement, at the time of your execution of the General Release Ill, and as additional consideration for same, the Company will execute the Separation Release in the form attached as Exhibit C to this Agreement. The payment called for under this Section shall not be made until the eighth day after you execute the GENERAL RELEASE Ill, assuming non-revocation. Effective as of April 1, 2014, you will be eligible to receive continuation of health and dental benefits under COBRA, as more fully explained in this Agreement.

NO OTHER SEVERANCE BENEFITS. The Severance Payments described above will be paid in lieu of, and you hereby waive the right to receive, any other cash severance payment that you are otherwise eligible to receive upon termination of employment from Company under any other agreement between you and the Company Group (including, but not limited to, the Unit Grant Agreement) or under any severance plan, practice, policy or program maintained by the Company Group or as otherwise required by law.

VACATION. You will continue to accrue vacation time through March 31, 2013. Within thirty (30) days after March 31, 2013, the Company will pay you $2,653.85 for your accrued but not used vacation time. You will not accrue vacation time as a Consultant Employee. During the Consulting Period no vacation benefits shall be paid to you, nor will any vacation benefits accrue during such period.

TERMINATION. During your continued employment in your Current Position and in your new position as Consultant Employee, your employment with Company can be terminated for the following reasons:

a.             Termination for Cause: The Company can terminate your employment for Cause. For purposes of this Agreement, “Cause” (i) shall have the meaning ascribed to it in the JCS Agreement and (ii) shall include your material breach of this Agreement.

b.             Without Cause: The Company can terminate your employment with Company whether in your Current Position or as a Consultant Employee at any time without reason and without notice.

c.             Disability: In the event of your physical or mental Disability, whether through illness or otherwise, your employment with Company whether in your Current Position or as a Consultant Employee may be terminated, at the option of Company. As used herein, “Disability” shall be defined as a physical or mental disability that prevents you from performing substantially all of your duties under this Agreement, which is expected to be permanent and, for the time period that you may still be covered by any Company disability plans, if applicable, where you are considered by the terms of such disability plans to be fully disabled within the meaning of such plans and thus eligible to receive monthly disability benefit payments under such plan/s (whether Short Term Disability or Long Term Disability). The beginning date and expected duration of any physical or mental condition that prevents you from performing your duties hereunder shall be determined by a medical doctor selected by mutual agreement between you and the Company. Upon such confirmation of Disability status, your employment with Company will be terminated and you will receive the Accrued Amounts defined herein. If you are no longer covered under the Company disability plans as of the date of your Disability, then you shall continue to receive the remainder of the Severance Payments provided herein in the amounts and under the payment methods and schedules provided herein, subject to your performance of the conditions for receipt of same recited herein, including without limitation your execution of the Various General Releases recited herein. If you are still covered by such Company-provided disability plans, then you will continue to receive the remainder of the Severance Payments. Subject to your performance of the conditions for receipt of same recited herein, including without limitation your execution of the Various General Releases recited herein. However, from August 1, 2013, and thereafter, such monthly Severance Payments shall be reduced by any monthly disability benefit payments, in any month in which you receive such disability benefit payments and such partial reduction of Severance Payments shall include any disability benefit payments received by you in April or May 2014, which shall be deducted from the Final Severance Payment as described in this Agreement, and subject to your execution of the General Release Ill.

d.               Death: Your employment will terminate upon your death.

e.             Your Resignation: You may elect to resign your employment with Company at any time from either your Current Position or from the Constant Employee position.

Any termination of your employment by the Company other than for Cause, as provided above in sub- sections b. through d., shall be deemed for all purposes to be “without Cause.” Upon termination of your employment for any reason, - you will be entitled to receive (i) all earned but unpaid base salary owed through the effective date of termination, (ii) all accrued but unused vacation owed through the effective date of termination, as applicable, and (iii) any reimbursements owed through the effective date of termination ((i), (ii) and (iii) collectively, the “Accrued Amounts”).

In the event of the termination of your employment by Company for any reason other than Cause, you, or your heirs, shall be paid, in addition to the Accrued Amounts, and subject to the conditions and qualifications set forth above in subsection c. of this Section regarding a Disability termination, the remainder of the Severance Payments in the method and amount provided herein through the Final Severance Payments as described above. In the event of a Cause termination, you will be paid nothing other than the Accrued Amounts and shall forfeit any remainder Severance Payments.

If you voluntarily resign your employment you will receive the Accrued Amounts and will forfeit any remaining payments of Severance Payments, unless the Company, in its sole discretion, determines otherwise.

Except as expressly provided under this Agreement or as required by law, no other compensation, severance, or benefits will be due or payable to you subsequent to termination.

SUBSEQUENT EMPLOYMENT. It is not contemplated by the Company that you will work for others during the term of the Separation Plan (from present date until March 31, 2014). However, should other employment opportunities become available during the term of the Separation Plan; the Company will discuss with you the option of your working in a position for another Company and determine if mutually agreeable terms can be reached for such subsequent employment.

COBRA BENEFITS. Beginning on April 1, 2014, you will be eligible for coverage continuation options under COBRA for the group health and dental plans of the Company. Payments for any COBRA premiums will be your sole responsibility and are to be paid on a timely basis by you.

If you and the Company mutually agree, and you obtain new employment during the Consulting Period, you will be provided with notification of your COBRA continuation rights at that time,as required by law and as applicable.

DISCONTINUATION OF OTHER BENEFITS. Except as expressly provided under this Agreement or as required by law, no other compensation, severance, or benefits of any kind will be due or payable to you following your execution of this Agreement.

EXPENSE REPORTS. Any outstanding expense reports incurred in your Current Position and prior to March 31, 2013, must be submitted within two weeks of March 31, 2013. These expense reports will be processed in the normal course of business. During the Consulting Period, the Company will reimburse you for reasonable and necessary business or travel expenses that are approved in advance by Michael J. Dixon, or his designee.

RETURN OF COMPANY PROPERTY. Unless otherwise specified in this Agreement, as of March 31, 2013, you must immediately return all Company Group property, including but not limited to, all credit cards,

phone cards, dining discount cards, badges, air passes, beepers, pagers, cellular phones, fax machines, printers, computers, laptops, AV equipment, home office furniture and/or equipment, keys, training materials, company documents and records, CO’s, DVD’s, computer disks, tapes, source codes, object codes, gift cards and certificates.

VERIFICATION OF EMPLOYMENT. After your employment with Company ends on March 31, 2014, the Company will provide verification of your dates of employment and position held. Should you need to refer a potential employer to the Company to verify employment have them contact Human Resources in our Houston Restaurant Support Center.

TRADE SECRETS, CONFIDENTIAL AND PROPRIETARY INFORMATION. You acknowledge and agree that you had access to and received trade secrets and confidential business and proprietary information while working at the Company Group. Except as required by law and as provided in Paragraph 6 of the Unit Grant Agreement, you agree not disclose or use, directly or indirectly, at any time, any confidential or proprietary business information of the Company Group. Such information includes, but is not limited to, lease information, personnel information, marketing strategy, pricing strategy, object or source codes of any software, financial information regarding the Company Group and other information which is generally not known to others unrelated to the Company Group. The restrictions in this paragraph are in addition to and not in lieu of any other obligations you have to protect the Company Group’s trade secrets and confidential and proprietary information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, and/or applicable law. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has under applicable law related to the protection of trade secrets or confidential information.

DISTRIBUTION OF COMMON STOCK. Provided that you remain employed by the Company through at least December 31, 2013, (i) you will be deemed to be “employed by the Company Group as of the applicable Vesting Date,” i.e., December 31, 2013, pursuant to Section 3 of the Unit Grant Agreement, to the effect that you will be vested in all Common Units (and in any Company common stock) that was or is to be distributed to you in accordance with the Unit Grant Agreement or the JCS Agreement and (ii) JCS hereby agrees to distribute to you promptly following the Separation Date, 14,119 shares of common stock of the Company, par value $0.01per share (the “Shares”). To the extent you are vested and entitled to receive Shares pursuant to the terms of the Unit Grant Agreement, you acknowledge that the Shares will be delivered to you as full satisfaction of your rights (except as expressly set forth herein) pursuant to all Common Units that are held by you and such Common Units will thereafter be cancelled.

COOPERATION. During the Consulting Period and thereafter, you agree that you will reasonably and appropriately respond to all reasonable inquiries from the Company Group relating to any current or future investigation, regulatory action, or litigation (including but not limited to any internal or external investigations), and shall make yourself reasonably available to confer with the Company Group and/or its counsel and otherwise provide such assistance as the Company Group and/or its counsel may deem necessary in connection with such investigation, regulatory action, or litigation. The Company will reimburse all out-of-pocket expenses incurred by you in connection with compliance with this section.

GENERAL RELEASE. You acknowledge that this Agreement fulfills all obligations of the Company Group to you, including arising out of your employment with the Company, your change of employment position and matters covered in this Agreement. In exchange for the valuable consideration provided to you by this Agreement, except as otherwise expressly provided in this Agreement, you, for and on behalf of yourself and each of your heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns, fully and completely release the Company, JCS and their respective parents, subsidiaries, and affiliated companies and all of their current and former officers (other than yourself), directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, insurers, representatives, attorneys, transferees, successors and assigns (collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which you have had, now have, or may have against the Released Parties (or any of them) from the beginning of time up until the time you sign this Agreement. This release of claims includes, but is not limited to, all claims relating to or arising out of your employment, including the terms and conditions of your employment, including without limitation, the end of you employment as Senior Vice President and Chief Administrative Officer of Company, and your assumption of, and performance of, the role of Consulting Employee; all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Executive Order 11246; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act; the Rehabilitation Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the False Claims Act; discrimination claims under Chapter 21of the Texas Labor Code; claims under Chapter 451of the Workers’ Compensation Act; claims for past due wages or compensation under the Texas Payday Act, , and any and all amendments to the laws recited above; all contract and quasi- contract claims; all claims for promissory estoppel or detrimental reliance; all claims for wages, bonuses, incentive compensation and severance allowances or entitlements; all claims for fraud, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, any other claim for damages or injury of any kind whatsoever; all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements, and any and all other claims arising under any applicable federal, state or local law, whether specifically identified herein or not.

Notwithstanding the foregoing, this release of claims does not release claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, (iv) which cannot be released by private agreement, or (v) for indemnification under the certificate of incorporation and bylaws of the Company, or under Delaware law. Nothing in this Agreement prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint, except charges before the NLRB or otherwise where such a waiver of individual relief is prohibited.

RELEASE OF CLAIMS BY COMPANY AND JCS. Except for the obligations and privileges contained herein, the Company and JCS release, acquit, and discharge you, your successors and assigns (the “Cottingim Released Parties”) from any and all claims arising out of your employment, and/or your separation from employment, including, but not limited to, claims, claims of right to terminate you for “Cause,” demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which the Company and JCS have had, now have, or may have against the Cottingim Released Parties (or any of them) from the beginning of time up until the time the Company signs this Agreement, provided that nothing herein shall release you from any criminal acts or acts of willful misconduct.

Contemporaneously with delivery by you of GENERAL RELEASES II and Ill, and as consideration for same, the Company and JCS shall deliver to you a Separation Release in the form of Exhibit C attached hereto.

REPRESENTATIONS. You represent and warrant that (i) no litigation or other proceeding has been filed or is pending by you against any of the Released Parties, and that you have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; (ii) except as expressly provided herein, you have been properly paid for all hours worked, and that you have received all commissions, bonuses, and other compensation due (if any) through the date you sign this Agreement; (iii) you have reported any and all work-related injuries or illnesses that you may have incurred during your employment; and (iv) you are not aware of any act, failure to act, practice, policy, or activity of the Company Group that you consider to be or to have been unlawful or potentially unlawful.

REVIEW OF AGREEMENT. You acknowledge you have had the opportunity to review, consider and to ask questions about this Agreement for a sufficient time. You acknowledge that you have been advised to consult an attorney of your choice in connection with this Agreement. You further acknowledge that no promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to you by any person to cause you to sign this Agreement.

ENFORCEMENT. In the event of a breach of in this Agreement, either party may pursue any remedy available by law or in equity. In the event of litigation, arbitration, mediation or other proceeding to enforce the terms hereof, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

SEVERABILITY. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and unable to be modified to be enforceable, excluding the General Release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

CONSIDERATION PERIOD; REVOCATION PERIOD. This Agreement includes a release of claims under the Age Discrimination in Employment Act of 1967 (“ADEA’’). You have at least twenty-one (21) days from the date this Agreement was initially delivered to you or up to April1, 2013, whichever is later, to decide whether to sign this Agreement (the “Consideration Period”). You must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to April

1, 2013. The Agreement should be returned to Michael J. Dixon, or his designee, by the end of the Consideration Period. Please fax the signed Agreement to Michael J. Dixon, or his designee, at 832-369-7297, or send overnight to Michael J. Dixon’s, or his designee’s, attention at 9900 Westpark Drive, Suite 300, Houston, TX 77063.

You represent that your decision to sign this Agreement is knowing and voluntary. You acknowledge and agree that any revisions made to this Agreement after it was initially delivered to you were either not material or were requested by you, and that such changes do not re-start the Consideration Period.

You may revoke this Agreement within seven (7) days of signing it by delivering a written notice of revocation to Michael J. Dixon, or his designee. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after you have signed the Agreement. You understand and agree that this Agreement shall not become effective or enforceable until the Effective Date, which is the eighth (8th) day after you have executed this Agreement without having revoked it. If you have any questions concerning this Agreement, please feel free to contact Edward W. Engel, Senior Vice President and General Counsel.

If you do not receive written notice from Michael J. Dixon of a designee, you are to send notices under this Section to Michael J. Dixon.

CONFIDENTIALITY. You agree that the nature and terms of this Agreement are strictly confidential and you have not and will not disclose them at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

INDEMNIFICATION AND DIRECTORS’ & OFFICERS’ LIABILITY INSURANCE. The Company shall continue to indemnify you, and, as applicable, shall provide you with Directors’ & Officers’ liability coverage commensurate with the Directors’ & Officers’ liability coverage covering you as of the date of this Agreement (provided you agree to execute any required undertakings in connection therewith), for any claims which may arise from events occurring during your service to the Company and its affiliates in accordance with the Amended and Restated Certificate of Incorporation of the Company and any ongoing indemnity therein provided or by the Indemnification Agreement between you and the Company dated May 10,2012, or as provided by law. JCS shall continue to indemnify you as provided in the JCS Agreement.

NON-ADMISSION. This Agreement shall not be construed as an admission by you or any of the Released Parties of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

ENTIRE AGREEMENT. The parties acknowledge that this Agreement is the complete and exclusive statement of the agreement among the parties regarding the subject matter herein and supersedes and cancels any other oral or written agreements among the parties with the exception of the Unit Grant

Agreement and the JSC Agreement. However, if there is any conflict with this Agreement and the Unit Grant Agreement or JSC Agreement, this Agreement shall control.

MODIFICATION. No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by you and a duly authorized representative of the Company, which writing shall specifically reference this Agreement and the provision(s) that the parties intend to modify.

WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

CHOICE OF LAW; VENUE. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Texas.

[signature page follows]

Please acknowledge your understanding of and agreement to all of the above terms by signing below. This Agreement may be transmitted by facsimile.

Ignite Restaurant Group Inc.		JCS Holdings, LLC

By:	/s/ Michael J. Dixon	By:	/s/ Edward W. Engel
	Michael J. Dixon, President and	Name:	Edward W. Engel
	Chief Financial Officer	Title:	Vice President

I have fully read, understand and agree to all of the above.

/s/ Kevin T. Cottingim	April 1, 2013
Kevin T. Cottingim	Date